Exhibit 10.65

                                                                                                                December 11, 2001

Mr. Tom Bowles

22 Westwood Drive

Carmel, NY 10512

Dear Tom:

                I am pleased to offer you the position of Chief Operating Officer of Russ Berrie and Company, Inc. effective January 2, 2002.

                Your employment with the Company will include the following:

1.     COMPENSATION.  Your base salary will be at an annual rate of $250,000.  The Company has an annual bonus program.  For the year 2002, you will be eligible for the Vice President/Management Incentive Program (“VP/MIP”) bonus program (generally paid in February of the following year).  For the year 2002, the VP/MIP bonus is equal to 20% of your base salary.  The bonus program is predicated on meeting the Company’s minimum operating profit for the applicable year (2002).  Beginning with the year 2003, you will be eligible for the Executive Incentive Program (“EIP”) bonus program (also generally paid in February of the following year).  The EIP is equal to 50% of your base salary.  Generally, the full 50% bonus vests over a period of three years.  However, this three-year vesting period can be waived and, in your case, will be.  Again, the bonus program is predicated on meeting the Company’s minimum operating profit for the applicable year.  The Company also has an annual performance bonus program.  You will also be eligible to participate in that program beginning with the year 2002.  Payment of this additional bonus is predicated on the Company exceeding budgeted operating profit by at least 10% during the relevant 12-month period.   In order to receive the aforementioned bonus payments, you must be actively employed by the Company at the time of the payment(s).

2.     GROUP HEALTH AND DISABILITY.  After 90 days of continuous employment, you will be eligible to participate in:

a.     Our contributory Group Health Plan.

b.     Our non-contributory Life Insurance Plan in the amount one times your base salary.

c.     Our non-contributory Long Term Disability.

3.     DENTAL.  After twelve months of employment, you will be eligible to participate in our contributory Dental Insurance Plan.

4.     STOCK OPTIONS.  Stock options are granted to eligible employees at the beginning of each calendar year.  You will be eligible to participate in the Company’s Stock Option Plan based on its current provisions.  You will receive stock options equal to 40% of your base salary. Under the provisions of the stock option plan, you must have 18 months of service prior to the first grant.  However, this can be waived and, in your case, would be.  You will receive your first grant at the beginning of 2002.

5.     STOCK OPTIONS BASED ON OPERATING PROFIT.  In addition to the stock options set forth above, you will be eligible to receive 10,000 stock options (“Performance Options”) for each year in which the Company’s domestic operating profit exceeds the prior year’s domestic operating profit by at least 15%.  You will be eligible to receive such Performance Options beginning January 1, 2003 if the Company’s 2002 domestic operating profit exceeds 2001 domestic operating profit by at least 15%.  Performance Options will vest and be exercisable one year after the date of grant and remain exercisable for a period of 10 years from the date of grant (subject to earlier termination under certain circumstances set forth under the performance option agreement) and will be subject to the terms and provisions of a performance option agreement, in form and substance satisfactory to the Company setting forth substantially all of the terms and provisions of grants made under the Company’s 1999 Stock Option and Restricted Stock Plan (the “Plan”) or the then-current successor option plan to the Plan adopted by the Company.  In order to receive Performance Options, you must be an active employee of the Company on the date of the grant.

6.     RESTRICTED STOCK.  Beginning with the year 2003 and for a total of 5 consecutive years (i.e., 2003, 2004, 2005, 2006 and 2007), you will also be eligible to receive $100,000 worth of restricted stock of the Company per year for each of these 5 years.  During the first year following the date of the grant of such restricted stock, the shares of such restricted stock remain wholly restricted.  After the first year and for the following 3 years, such restricted stock shall vest, one-third each year until fully vested.  By way of example, the $100,000 worth of restricted stock that is granted on the first business day of January 2003 would remain wholly restricted throughout 2003.  On January 1, 2004, one-third of such shares would vest.  On January 1, 2005, another one-third of such shares would vest and on January 1, 2006, the remaining one-third of such shares would vest so that on January 1, 2006 all shares that had been granted on January 1, 2003 would be fully vested.  The restricted stock award described above shall be granted pursuant to the Plan.  In order to receive these restricted stock awards, you must be an active employee of the Company on the date of the award.

7.     401(k).  After six months of employment, you will be eligible to participate in the Company’s 401(k) plan based on its current provisions.  The Company’s contribution to your 401(k) account fully vests over a period of four years of employment.

8.     VACATION.  Beginning January 2002, you will be eligible for three weeks vacation per year.

9.     HOLIDAY/SICK. You will be eligible for paid holidays and sick time in accordance with Company policy.

10.   COMPANY CAR.  You will receive an allowance of up to $28,000 to purchase an automobile in the Company’s name.  This allowance is paid every three years toward an automobile.  Certain expenses, such as gasoline, maintenance/repairs and insurance, will be provided by the Company.

11.   SEVERANCE.  In the event that you are terminated from the Company for reason other than cause or other than your own voluntary resignation, you will receive 6 months’ severance pay at the rate that you are being paid on your termination date.  This severance will be paid to you over a 6 month period on the Company’s normal pay schedule.  During this period, you will also be entitled to remain on the Company’s heath and dental insurance plan (making the same payroll contribution as when you were an active employee).  If you obtain gainful employment during this 6 month severance period (with employment being defined as full-time salaried work), your severance payments will be terminated, effective the date that you start your new employment.

The Company reserves the right to change or modify these programs.  In addition, employment with the Company is considered “at-will” and does not represent a specific guarantee.

Tom, I want to welcome you to Russ Berrie and Company, Inc. and wish you much success in your new position.

Very truly yours,

/s/ Russ Berrie
Russ Berrie
Chairman

ACCEPTED AND AGREED:

/s/ Tom Bowles
Tom Bowles